EXHIBIT 3.164

READ CAREFULLY THE INSTRUCTIONS

AGREEMENT OF INCORPORATION

(See Arts. 2-5, both incl., of c. 31, also c. 33, Code, for provisions regarding certain corporations.)

I. The undersigned agree to become a corporation by the name of (1)

ROBINSON-PHILLIPS COAL COMPANY

(1) The name of the corporation shall contain one of the words “association,” “company,” “corporation,” “club,” “incorporated,” “society,” “union,” or one of the abbreviations, “co.” or “inc.” but no name shall be assumed already in use by another existing corporation of this State, or by a foreign corporation lawfully doing business in this State, or so similar thereto, in the opinion of the Secretary of State, as to lead to confusion.

II. The principal Office or Place of Business of said Corporation will be located at (1) No. 113 Johnston street, in the city (2) of Beckley, in county of Raleigh and State of West Virginia, Its chief works will be located (3) in at the same place.

(1) Insert number and name of street, if in a city having street numbers, if not, strike out.

(2) Erase the word “city,” “town” or “village, leaving the one required.

(3) Give location of chief works: if at the same place as principal office or place of business, say “Its chief works will be located at the same place.” If there be no chief works, say “Said corporation will have no chief works.” If chief works are in West Virginia, give name of magisterial district and county in which they are or will be located. In case of oil well, gas well, or prospecting companies, and other like companies, where the chief works will be shifting, and in case of companies that will have chief works, or works at different points in this State, say “chief works will be located in              District, in              county, State of West Virginia and elsewhere in said State.” If chief works are not to be in West Virginia, then it is only necessary to give the name of the State or county in which they will be located.

III. The objects for which this Corporation is formed are as follows:

(Please type double space. If not sufficient room here to cover this point add one or more sheets of paper of this size.)

To purchase, own, hold, lease, sublease, sell, mortgage, convey, and otherwise acquire and dispose of, coal mines, coal lands, coal properties, oil, gas and other minerals and mining rights, and other real estate; to own, operate and conduct deep coal mines, strip coal mines, and to do a general coal mining business; to engage in the mining of coal by all lawful methods of mining coal, including strip mining, auger mining, web mining, punch mining, wagon mining, conveyor mining, and all other methods for the mining and removal of coal; to mine, prepare, distribute, sell and generally deal in coal and other minerals and their by-products; to manufacture and sell coke and its by-products; to act as agent and broker for coal and other fuel, and to make contracts with individuals and corporations with reference to handling and selling their coal, and on such terms as may be agreed upon; to buy and sell merchandise at wholesale and retail and conduct general retail merchandise stores, and otherwise trade in goods, wares and merchandise of every class and description; to own, operate and maintain all necessary tracks, sidetracks and tramroads as may be necessary and convenient to carry on all business herein authorized; to own, operate and maintain electrical lighting plant, machinery and appliances and to purchase or otherwise acquire electrical current or power from any manufacturer thereof for the purpose of carrying on the several things or enterprises herein authorized; to buy, own, build, operate, sell, lease, sublease, and otherwise acquire and dispose of tipples, processing plants, storage silos, powder magazines, shops, storehouses, warehouses, docks, piers and all buildings and structures necessary to the carrying on such business as is herein authorized; to buy, own, build, operate, sell, lease, sublease, and otherwise acquire and dispose of tenement houses, dwelling houses, and all other buildings and structures appurtenant thereto; and to do all things generally that may be necessary or convenient in connection with the operation and conduct of any of the aforesaid lines of business.

To purchase, own, hold, lease, sublease, sell, mortgage, convey, and otherwise acquire and dispose of, oil and gas lands and rights and mining rights pertaining thereto; to own, develop, lease, sublease, sell, dispose of, operate and conduct drilling operations and all other works necessary for the exploration, production, storage, distribution, transportation and sale of oil and gas and their by-products; to lay and operate pipe lines, and to do all things generally that may be necessary or convenient in connection with the operation and conduct of any of the aforesaid lines of business.

To purchase, own, hold, lease, sublease, and sell timber and timer lands, and to cut, log and manufacture into lumber and other products of such timber and to buy and sell lumber and other products of timber at wholesale and retail; to own, lease, construct and operate railroads, tramroads, and all other roads, needful or expedient to the business of the corporation; to acquire, own, sell, lease, sublease and operate saw mills and planning mills, together with all other kinds of machinery, equipment and appliances of every kind and character for the manufacturing of timber, lumber and other products therefrom, and to do all things generally that may be necessary or convenient in connection with the manufacture of timber into lumber and other products of timber, and the sale of the same, and the transportation thereof to market.

To conduct and carry on the business of general contractors and builders for the purposes of building, erecting, altering, repairing, or doing any other work in connection with any and all classes of buildings and improvements of any kind and nature whatsoever; including the building, rebuilding, alteration, repairing or improvement of public buildings, commercial buildings, hotels, apartment houses, factories, warehouses, cold storage houses, dwellings, works or constructions of every kind and description whatsoever, including the locating, laying out and construction, altering, repairing and maintenance of roads, turnpikes, railroads, streets, avenues, docks, ships, sewers, septic tanks, sewerage systems, bridges, wells, parks, swimming pools, athletic fields, stadiums, airfields, recreation facilities, foundations, wells, excavations, canals, street railways, mine tracks, power plants, manufacturing plants, wholesale plants, water distribution plants, reservoirs, aqueducts, artificial and natural gas distribution systems, pipe lines, and generally in all classes of buildings, erections and works of every kind and character, both public and private, or integral parts thereof, and to have performed civil, mechanical and chemical engineering and architectural work, including the preparation of plans and specifications in expert work, as acting and consulting and superintendent engineers and architects, and generally to do and perform any and all works as contractors and builders and with that end in view to solicit, obtain, make, perform and carry out contracts covering the contracting and building business and the work connected therewith.

To purchase, own, hold, use, maintain, manage, operate, develop, lease, sublease, sell, mortgage, exchange, improve, convey, and otherwise acquire and dispose of, real estate and real property, apartment houses, commercial buildings, office buildings, hotels, factories, warehouses, cold storage houses, refrigeration locker plants, grain elevators, filling stations, manufacturing plants, wholesale plants, dwellings, buildings, works or constructions of every kind and description whatsoever.

To purchase, own, hold, use, maintain, manage, operate, develop, lease, sublease, sell, mortgage, exchange, improve, convey, and otherwise acquire and dispose of, real and personal property, or any interest or rights therein, together with any buildings and improvements thereon, and all appurtenances, rights, privileges and easements pertaining thereto, and any equipment necessary and convenient for the use and enjoyment of the aforesaid purposes, and to have surveyed and subdivided the real estate into lots, parks, reservations, avenues, streets and alleys, for the purpose of sale, development, or otherwise, and to do and perform all things necessary and convenient for the development and improvement of the same, for residences, trade or business.

To transact a general real estate agency and brokerage business; to collect rents, and in general to manage real property for others, and to do all things necessary and convenient for the purpose of conducting said businesses.

To conduct and carry on a general roofing, sheet metal, air-conditioning, heating and plumbing, insulation, and weather stripping business.

To conduct and carry on the business of manufacturing, constructing, altering, repairing, selling, maintaining and servicing all kinds of electrical machinery and electrical appliances; and to carry on the business of electricians, electrical engineers and generally deal in all classes of electrical machinery and electrical appliances.

To conduct and carry on the business of manufacturing, constructing, altering, repairing, selling, maintaining and servicing all kinds of machinery and equipment of every kind and character; and to carry on the business of machinists, mechanical engineers, and generally deal in all classes of mechanical machinery and appliances of every kind and character.

To manufacture, buy, sell, trade and deal in all and every kind of material, product, manufactured or unmanufactured, iron, coal, coke, steel, wood, brick, cement, granite, stone and other products and building materials.

To acquire, own, develop, work, lease, sublease, mortgage, sell and dispose of any mines, mining rights and metalliferous land, rock quarries, limestone deposits, sandstone deposits, sand deposits, gravel deposits, clay deposits, topsoil, coal, oil and gas and mining rights thereof, and all other minerals and mining rights thereof, or any interest therein, and to explore, work, exercise, develop and turn to account the same.

To crush, win, get, quarry, smelt, calcine, refine, dress, amalgamate, manipulate and prepare for market ore, metal and mineral substances of all kinds and to carry on any other metallurgical operations which may seem conducive to any of the company’s objects.

To buy, acquire, hold, use, employ, mortgage, convey, lease and dispose of patent rights, letters patent, copyrights, processes, devices, inventions, trademarks, formulas, good will and other rights.

To purchase, acquire, hold and dispose of stocks, bonds, and other obligations, including judgments, interest accounts or debts of any corporation, domestic or foreign owning or controlling any articles which are or might be or become useful in the business of this company, and to purchase, acquire, hold and dispose of stocks, bonds, or other obligations, including judgments, interests, accounts or debts of any corporation, domestic or foreign engaged in a business similar to that of this company, or engaged in the manufacture, use or sale of property or in the construction or operation of works necessary or useful in the business of this company, or in which, or in connection with which, the manufactured articles, product or property of this company may be used, or of any corporation with which this corporation is or may be authorized to consolidate according to law, and this company may issue in exchange therefor the stock, bonds, or other obligations of this company.

To own, operate and conduct a general wholesale business, or a chain of wholesale businesses, and all such other businesses incident thereto or connected therewith, and a general retail business, or a chain of retail businesses, for the purpose of buying and selling mining machinery, equipment and supplies of every kind and character, oil, and gas well supplies, builders’ supplies, electrical supplies, sheet metal supplies, air conditioning supplies, argicultural supplies, paints, chemicals, oils, gasoline, automobile supplies, office supplies, store equipment, hotel equipment, bank supplies, radios, musical instruments, feeds, flour, fertilizer, farm implements, farm supplies of all kinds and character, plumbing supplies, heating supplies, electrical refrigeration supplies, groceries, foods, produce, bakery products, dairy products, farm products, tobacco, cigars, cigarettes, snuff, candy, confectioneries, ice, ice cream, fruit syrups, chocolate, chewing gum, notions, drugs, playing cards, soft drinks, peanut butter, medicines, sanitary supplies, peanut butter sandwiches, peanuts, fruits, nuts, grains, cereals, meats, hay, books, school supplies, stationery, glassware, crockery, pottery, queensware, jewelry, shoes, boots, toys, millinery, hardware, leather goods, sporting goods, carpets, rugs, decorations, furniture, roofing supplies, and all other articles of machinery, equipment, supplies, food products and merchandise necessary and convenient for dress, personal and household use and use in agriculture, mining and manufacturing, and building and construction work.

To manufacture, lease, buy, sell and deal in the aforesaid lines of mining machinery, equipment, supplies of every kind and character, food products and merchandise.

To do a general business as commission merchant, broker, selling agent or factor, for the purpose of buying, selling, dealing in or selling on commission, or otherwise, any of the aforesaid lines of mining machinery, electrical equipment, supplies, products and merchandise of every kind and character.

To conduct and carry on the business of manufacturing, buying, selling and dealing in building supplies of every kind and character, alkalies and chemicals of all kinds, and all articles and things used in the manufacture, maintenance and working thereof, and also all apparatus and implements and things for use either alone or in connection with the products of which they are ingredients, or in the manufacture of which they are a factor.

To buy, sell and deal in at retail or wholesale automobiles, trailers, buses, trucks, tractors, motorcycles, bicycles, airplanes, and all other means of conveyance and transportation, and all parts and accessories thereof, and to carry on any trade or business incident thereto or connected therewith.

To conduct a general insurance agency and bond business and insurance brokerage business, consisting of fire, casualty, plate glass, steam boilers, elevator, accident, fidelity, debt, burglary, physician’s defense, marine, credit and life insurance, and all other kinds of insurance on property.

To build, own, acquire, lease, sell, operate and maintain stores, showrooms, buildings, houses, plots, warehouses, depots, garages, trucks, trailers, and any other kind of equipment for transportation of products, power shovels, bulldozers, and any other equipment or appliance that may be necessary or convenient in connection with the operation and conduct of any of the aforesaid lines of businesses.

To own, operate and conduct a general storage and warehouse business, for compensation, for the public generally, for the purpose of storage of all kinds of personal property of every kind and character.

To transact a general real estate agency and brokerage business.

To buy, sell, own, rent and convey property, both personal and real, as the same is necessary and convenient for the purposes of carrying on any and all of the aforesaid lines of business.

To acquire, own, operate, lease and sublease a general outdoor advertising business, including billboards, signs and posters of every kind and description, and to do and perform all kinds of public advertising for persons, firms and corporations.

To do all things generally that may be necessary to conduct any of the aforesaid lines of business.

IV. The amount of the total authorized capital stock of said corporation shall be Fifty Thousand dollars, which shall be divided into five hundred shares of the par value of One Hundred dollars cash.

The amount of capital stock with which it will commence business is Twenty-One Thousand Dollars ($21,000.00 ) being two hundred ten shares One Hundred Dollars ( $100.00 ) each.

V. The names and post office addresses of the incorporators and the number of shares of stock subscribed for by each are as follows:

(The number of incorporators to be not less than three as to stock, nor less than one as to nonstock corporations)

NAME (5)	P. O. ADDRESS (6)	No. of Shares Common Stock	No. of Shares Preferred Stock	Total No. of Shares
James H. Robinson	Glen Morgan, West Virginia	70		70
Leonard Phillips	113 Johnston Street Beckley, West Virginia	31		31
Claude Phillips	Pineville, West Virginia	31		31
Ralph Phillips	Rt. 1, Beckley, West Virginia	16		16
Seth Phillips	110 Pershing Street Beckley, West Virginia	31		31
Mae Thios	210 South Oakwood Avenue Beckley, West Virginia	31		31

VI. The existence of this corporation is to be perpetual.

WE, THE UNDERSIGNED, for the purpose of forming a Corporation under the laws of the State of West Virginia do make and file this Agreement; and we have accordingly hereunto set our respective hands this 5th day of January, 1955.

All the incorporators must sign below.

/s/ James K. Robinson

/s/ Leonard Phillips

/s/ Claude Phillips

/s/ Ralph Phillips

/s/ Seth Phillips

/s/ Mae Thios

I, CLAUDE PHILLIPS, President of Robinson-Phillips Coal Company, a corporation created, organized and existing under and by virtue of the laws of the State of West Virginia, do herby certify to the Secretary of State of the State of West Virginia that at a special meeting of the stockholders of Robinson-Phillips Coal Company, duly held at the principal office of Robinson-Phillips Coal Company at Baileysville, Wyoming County, West Virginia, on the 28th day of December, 1970, at 2:00 o’clock, P. M., pursuant to a waiver of notice of said meeting signed by all the stockholders of this corporation, as provided by the bylaws of the corporation, and the laws of the State of West Virginia, at which meeting all of the issued and outstanding shares of the common capital stock of said corporation entitled to vote at such meeting was represented in person, the following resolutions were duly and regularly adopted and unanimously passed, to wit:

“RESOLVED, That the authorized capital stock of Robinson-Phillips Coal Company be increased from 500 shares of the par value of $100.00 each to 5,000 shares of the par value of $100.00 each, to the end that the authorized capital stock be increased from $50,000.00 to $500,000.00.”

“RESOLVED, That the charter of this corporation with respect to the objects for which this corporation is formed be amended to include the following designated and recited paragraphs, to wit, (a), (b) and (c):

(a) To purchase, acquire, sell, mortgage, lease, sublease and otherwise acquire and dispose of farms, farm lands, cultivated and improved lands, uncultivated lands, timber lands, forestry and tree growing lands, and all other lands and real estate of all types for any and all legitimate purposes; to own, hold, operate, lease, mortgage, dispose of and conduct a general farming business and carry on and to do all things generally that may be necessary or convenient in connection with the operation of such farming business; to develop, subdivide, lay out and plat the said real estate into smaller farms, tracts, subdivisions, lots, streets, avenues and alleys and to dispose of the same as may be agreed upon; to engage in the practice of forestry and tree planting of lands; to engage in, conduct and carry on a cattle and livestock industry and to do all things generally that may be necessary and proper to be done in connection with the development and operation of such livestock industry; to engage in, conduct and carry on a farm, saddle, walking, jumping, riding, racing and all other types of horse raising, training and marketing industry and to do all things generally that may be necessary and proper to be done in connection with the development and operation of such horse and livestock producing industry; and to do all things generally that may be necessary or convenient in connection with the operation and conduct of any of the aforesaid lines of businesses for the use, benefit and profit of this corporation, its employees and stockholders.

(b) To purchase, acquire, sell, lease, sublease, mortgage and otherwise acquire and dispose of tracts of fee lands in the State of Florida, and all other lands and real estate of all types for any and all legitimate purposes, for the use, benefit and profit of this corporation, its employees and stockholders, and to develop, operate, hold and conduct thereon a general farming and livestock industry and to do all things generally that may be necessary or convenient in connection with the operation of such farming and livestock business.

(c) To buy and sell and otherwise deal in, both at wholesale and retail, growing, harvesting, storage, brokerage, propagation and development, of all kinds and types of fruits, vegetables, grapefruit, oranges, and all other citrus fruits of every kind and description, and any hybrids thereof, and apples, peaches, pears, plums, grapes, and all other fruits of every kind and description; to engage in the buying, selling and otherwise dealing with and in the canning, freezing, preservation, preparation, distribution and transportation thereof, import and export of the aforesaid fruits and related fruit products of every nature, character and description; to operate and maintain farms, orchards, groves, buildings, stores, warehouses, depots, refrigeration facilities and canneries, for the purpose of preserving, packaging and merchandising any of the aforesaid lines of businesses, and generally to do all acts reasonable and necessary in connection with such businesses.”

Given under my hand as President of Robinson-Phillips Coal Company and the corporate seal of said corporation this the 28th day of December, 1970.

/s/ Claude Phillips

President of Robinson-Phillips Coal Company

(Corporate Seal)